EXHIBIT 10.2

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                            STOCK PURCHASE AGREEMENT

                               GARDENBURGER, INC.



                                 MARCH 29, 1999




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                               TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----

1. Definitions...............................................................1

2. Authorization and Sale of Preferred Stock; Use of Proceeds................4
   2.1      Authorization of the Shares......................................4
   2.2      Sale of Securities...............................................5
   2.3      Use of Proceeds..................................................5

3. Closing Date; Delivery....................................................5
   3.1      Closing Date.....................................................5
   3.2      Delivery.........................................................5

4. Representations and Warranties of the Company.............................5
   4.1      Organization, Corporate Power and Licenses.......................5
   4.2      Capital Stock and Related Matters................................5
   4.3      Subsidiaries; Investments........................................6
   4.4      Authorization; No Breach.........................................6
   4.5      Financial Statements.............................................7
   4.6      Absence of Undisclosed Liabilities...............................7
   4.7      No Material Adverse Change.......................................8
   4.8      Absence of Certain Developments..................................8
   4.9      Assets...........................................................9
   4.10     Tax Matters......................................................9
   4.11     Contracts and Commitments.......................................10
   4.12     Intellectual Property Rights....................................12
   4.13     Litigation, etc.................................................13
   4.14     Brokerage.......................................................14
   4.15     Consents........................................................14
   4.16     Insurance.......................................................14
   4.17     Employees.......................................................14
   4.18     ERISA...........................................................14
   4.19     Compliance with Laws............................................15
   4.20     Environmental and Safety Matters................................15
   4.21     Affiliated Transactions.........................................17
   4.22     Disclosure......................................................17
   4.23     Investment Company..............................................17
   4.24     Projections.....................................................17
   4.25     SEC Filings.....................................................17

5. Representations and Warranties of the Purchasers.........................18
   5.1      Authority of Purchasers.........................................18
   5.2      Investment Representations......................................18
   5.3      Legends.........................................................19
   5.4      Removal of Legend and Transfer Restrictions.....................19
   5.5      Confidentiality.................................................19

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                               TABLE OF CONTENTS
                                  (CONTINUED)
                                                                           PAGE
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6. Pre-closing Covenants....................................................20
   6.1      Conduct of Business.............................................20
   6.2      Cooperation.....................................................20
   6.3      No Solicitation of Transaction..................................20
   6.4      Access to the Company...........................................20
   6.5      Notification of Breach of Representations,
            Warranties and Covenants........................................21
   6.6      Changes in Capital Stock........................................21
   6.7      Litigation Developments.........................................21
   6.8      No Shopping.....................................................21

7. Conditions to Closing....................................................21
   7.1      Conditions to Purchasers'Obligations............................21
   7.2      Conditions to Obligations of the Company........................23

8. Termination..............................................................24
   8.1      Termination.....................................................24
   8.2      Effect of Termination...........................................24

9. Miscellaneous............................................................25
   9.1      Governing Law...................................................25
   9.2      Survival........................................................25
   9.3      Successors and Assigns..........................................25
   9.4      Entire Agreement; Amendment.....................................25
   9.5      Notices.........................................................25
   9.6      Expenses........................................................26
   9.7      Delays or Omissions.............................................26
   9.8      Severability of this Agreement..................................26
   9.9      Finder's Fees...................................................26
   9.10     Titles and Subtitles............................................27
   9.11     Counterparts....................................................27
   9.12     Gender..........................................................27
   9.13     Public Announcement.............................................27






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                                TABLE OF CONTENTS

                                    EXHIBITS

           INITIAL        EXHIBIT
           -------        -------

              A           Schedule of Purchasers
              B           Terms of Series A Stock and Series B Stock
              C           Schedule of Exceptions
              D           Restated Articles of Incorporation, as amended, of
                          Gardenburger, Inc. as of March 29, 1999
              E           Form of Investor Rights Agreement
              F           Form of Opinion of Company's Counsel
              G           Indemnification Agreement















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                               GARDENBURGER, INC.

            2,762,500 Shares of Series A Convertible Preferred Stock
             487,500 Shares of Series B Convertible Preferred Stock

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 29th day of March, 1999, by and among Gardenburger, Inc., an Oregon corporation (the "Company"), and the purchasers identified on Exhibit A hereto (collectively, the "Purchasers").

         THE PARTIES AGREE AS FOLLOWS:

         1. DEFINITIONS. For the purposes of this Agreement, the following terms have the meanings set forth below:

         "AFFILIATE" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

         "AFFILIATED GROUP" means any affiliated group as defined in IRC ss. 1504 that has filed a consolidated return for federal income tax purposes (or any similar group under state, local or foreign law) for a period during which the Company was a member.

         "ANCILLARY AGREEMENTS" means all agreements and certificates provided for herein, including those items described in Section 7 hereof.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any successor federal statute.

         "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System.

         "ENVIRONMENTAL AND SAFETY LAWS" means any and all applicable present and future federal, state, local and foreign statutes, laws, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and common law concerning public health or safety, worker health or safety or pollution or protection of the environment, including, without limitation, those relating to any emissions, discharges or Releases of Hazardous Materials to ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, control, cleanup or handling of Hazardous Materials.

         "ENVIRONMENTAL PERMITS" means all material permits, licenses and other authorizations which are required under Environmental and Safety Laws and applicable to the conduct of the Company's business.

         "EQUITY SECURITY" of any Person means any capital stock or other ownership or equity interest or profit participation or similar right with respect to such Person (including any partnership or membership interest, any stock appreciation, phantom stock or similar right or plan, and any note or debt security having or containing equity or profit participation features), or any option, warrant or other security or right which is directly or indirectly convertible into or exercisable or exchangeable for any other Equity Security of such Person.

         "HAZARDOUS MATERIAL" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental and Safety Laws as "hazardous substances", "hazardous materials", "hazardous wastes", "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, "TLCP" toxicity or "EP" toxicity; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) underground storage tanks, whether empty or containing any substance or surface impoundments; and (e) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls.

         "INDEBTEDNESS" means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any indebtedness secured by a Lien on a Person's assets and (vii) any unsatisfied obligation for "withdrawal liability" to a "multi-employer plan" as such terms are defined under ERISA (as defined in Section 4.18 hereof); provided that "Indebtedness" does not include the Shares or operating leases.

         "INTELLECTUAL PROPERTY RIGHTS" means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof,
(iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings,

                                       -2-
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specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), and (vii) copies and tangible embodiments thereof (in whatever form or medium).

         "INVESTMENT" as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person, in each case other than investments in money market funds or similar short-term non-equity investments.

         "IRC" means the Internal Revenue Code of 1986, as amended, and any reference to any particular IRC section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified. "IRS" means the United States Internal Revenue Service.

         "LATEST BALANCE SHEET" means the unaudited consolidated balance sheet of the Company as of February 28, 1999.

         "LIEN" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

         "PERMITTED LIENS" means:

                  (i) tax liens with respect to taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with generally accepted accounting principles, consistently applied;

                   (ii) purchase money security interests in any property acquired by the Company;

                   (iii) trust deeds or mortgages on real property acquired by the Company;

                   (iv) interests or title of a lessor under any lease;

                   (v) mechanics', materialmen's or contractors' liens or encumbrances or any similar lien or restriction for amounts not yet due and payable; and

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                   (vi) easements, rights-of-way, restrictions and other similar charges and encumbrances on real property not interfering with the ordinary conduct of the business of the Company or detracting from the value of the assets of the Company.

         "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "RCRA" means the Resource Conservation and Recovery Act of 1976, as amended.

         "RELEASE" means any "release" as such term is defined in 42 U.S.C. ss. 9601(22), or any successor federal statute or analogous state law.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar federal law then in force.

         "SECURITIES AND EXCHANGE COMMISSION" means the United States Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

         "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

         "SHARES" has the meaning set forth in Section 2.2 hereof.

         "TAX" or "TAXES" means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

         "TAX RETURN" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

         2. AUTHORIZATION AND SALE OF PREFERRED STOCK; USE OF PROCEEDS.

                  2.1 AUTHORIZATION OF THE SHARES. At the Closing (as defined in
Section 3.1), the Company's Restated Articles of Incorporation, as amended (the "Restated Articles"), will authorize two million seven hundred sixty two thousand five hundred (2,762,500) shares of Series A Convertible Preferred Stock, no par value ("Series A Stock"), and four hundred eighty seven thousand five hundred (487,500) shares of Series B Convertible Preferred Stock, no par value ("Series B Stock"). The shares of Series A Stock and Series B Stock (collectively, the "Preferred Stock") will have the rights, privileges and preferences set forth in Exhibit B attached hereto.

                                      -4-

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                  2.2 SALE OF SECURITIES. Subject to the terms and conditions hereof, on the Closing Date (as defined in Section 3.1) the Company will issue and sell to the Purchasers, and the Purchasers severally and not jointly agree to purchase on a pro rata basis from the Company, an aggregate of two million seven hundred sixty two thousand five hundred (2,762,500) shares of Series A Stock and four hundred eighty seven thousand five hundred (487,500) shares of Series B Stock (collectively, the "Shares"), at a purchase price of Ten Dollars ($10.00) per Share for an aggregate purchase price of Thirty Two Million Five Hundred Thousand ($32,500,000) in the amounts set forth on Exhibit A. The obligation of each Purchaser to purchase the respective number of shares assigned to it on Exhibit A is several and not joint and none of the Purchasers shall be obligated to purchase any Shares which any other Purchaser fails to purchase.

                  2.3 USE OF PROCEEDS. Twenty-Five Million Dollars ($25,000,000) of the net proceeds from the sale of the Shares shall be used to pursue the Company's strategic business plan, which includes a national television advertising campaign, and the balance shall be used as working capital to be utilized at the discretion of the Company's Board of Directors.

         3. CLOSING DATE; DELIVERY.

                  3.1 CLOSING DATE. The closing of the purchase and sale of the Shares (the "Closing") shall be held at the offices of Miller, Nash, Wiener, Hager & Carlsen LLP, 111 S.W. Fifth Avenue, Portland, Oregon 97204-3699, at 12:00 p.m., on April 14, 1999, or at such other time and place to which the Company and a majority of the Purchasers may agree (the "Closing Date").

                  3.2 DELIVERY. At the Closing, the Company shall deliver to the Purchasers certificates representing the Shares against payment of the purchase price therefor by a cashier's check or by wire transfer to the bank account of the Company. The Closing is subject to the conditions set forth in Section 7 of this Agreement.

         4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Purchasers as of the date hereof and as of the Closing Date that:

                  4.1 ORGANIZATION, CORPORATE POWER AND LICENSES. The Company is a corporation duly organized, validly existing and in good standing under the laws of Oregon and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. The Company possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. The copies of the Company's charter documents (a copy of which is attached hereto as Exhibit D) and bylaws which have been furnished to the Purchasers reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

                  4.2 CAPITAL STOCK AND RELATED MATTERS. Except as set forth in the Schedule of Exceptions:

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                           (i) On the date hereof, the authorized capital stock
         of the Company consists of (a) 25,000,000 shares of Common Stock, no par value ("Common Stock"), of which 8,787,271 shares are issued and outstanding, 4,062,500 shares are reserved for issuance upon conversion of the Shares, 3,370,123 shares are reserved for issuance in connection with the Company's stock option plans (which includes options to purchase 270,000 shares granted to members of the senior management team of the Company identified on the Schedule of Exceptions attached hereto as Exhibit C and delivered to the Purchasers prior to the execution of this Agreement ("Schedule of Exceptions")) of which options for 3,189,667 shares are outstanding as of the date of this Agreement, and options to purchase 180,456 remain available for issuance and 1,162,790 shares are reserved for issuance in connection with the conversion of the 7% Convertible Senior Subordinated Notes dated March 27, 1998 (the "Notes") in the aggregate principal amount of Fifteen Million Dollars ($15,000,000) and interest payments due on the Notes. As of the Closing and immediately thereafter, the authorized capital stock shall include 2,762,500 shares of Series A Stock and 487,500 shares of Series B Stock, which will be issued and outstanding. As of the Closing, the Company shall not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Securities, except as set forth on the Schedule of Exceptions and except pursuant to this Agreement. As of the Closing, the Company shall not have outstanding any Equity Securities, except as set forth above or on the Schedule of Exceptions. As of the Closing, all of the outstanding shares of the Company's capital stock shall be validly issued, fully paid and nonassessable.

                           (ii) There are no statutory or contractual shareholders preemptive rights or rights of refusal with respect to the issuance of the Shares hereunder or the issuance of the Common Stock upon conversion of the Shares. The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the Shares hereunder do not require registration under the Securities Act or any applicable state securities laws. To the best of the Company's knowledge, there are no agreements between the Company's shareholders with respect to the voting or transfer of the Company's capital stock or with respect to any other aspect of the Company's affairs, except as set forth in the Schedule of Exceptions or this Agreement.

                  4.3 SUBSIDIARIES; INVESTMENTS. The Company has no subsidiaries. The Company does not own or hold any Equity Security or the right to acquire any Equity Security or other Investment in any other Person.

                  4.4 AUTHORIZATION; NO BREACH. Except as set forth in the Schedule of Exceptions, the execution, delivery and performance by the Company of this Agreement has been duly authorized by the Company and the execution, delivery and performance by the Company of the Ancillary Agreements will at the Closing be duly authorized by the Company. This Agreement constitutes and the Ancillary Agreements to which the Company will be a party, upon issuance or execution by the Company, each will constitute (assuming due execution by the other party or parties thereto), a valid and binding obligation of the Company,

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enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy laws or other similar laws affecting creditors' rights generally, and except insofar as the availability of equitable remedies may be limited by applicable law from time to time. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party, the offering, sale and issuance of the Shares hereunder, the issuance of the Common Stock upon conversion of the Shares and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, assuming receipt of all consents listed on the Schedule of Exceptions, do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon the Company's capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under,
(v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the charter or bylaws of the Company, or any law, statute, rule or regulation to which the Company is subject, or any agreement, instrument, order, judgment or decree to which the Company is subject.

                  4.5 FINANCIAL STATEMENTS. Set forth on the Schedule of Exceptions are the following financial statements:

                           (i) the audited consolidated balance sheets of the Company as of December 31, 1996 and December 31, 1997 and the related statements of income and cash flows (or the equivalent) for the fiscal years then ended, respectively, and the draft balance sheet dated December 31, 1998, and the related draft statements of income and cash flows (or the equivalent) for the fiscal year then ended (including the notes thereto); and

                           (ii) the Latest Balance Sheet, and the related statement of income (or the equivalent) for the two-month period then ended.

                           Each of the foregoing financial statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects) and has been prepared in accordance with generally accepted accounting principles, consistently applied, subject in the case of the unaudited financial statements to the absence of footnote disclosure and changes resulting from normal year-end adjustments (none of which would, alone or in the aggregate, be materially adverse to the financial condition, operating results, assets or operations of the Company).

                  4.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the Schedule of Exceptions, the Company does not have and will not have as of the Closing any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the date of this Agreement, or any action or

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inaction at or prior to the date of this Agreement, or any state of facts existing at or prior to the date of this Agreement other than: (i) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit),
(ii) other liabilities and obligations expressly disclosed in the Schedule of Exceptions to this Agreement and (iii) liabilities which individually or in the aggregate do not and could not reasonably be expected to have a material adverse effect on the business, assets, operations, or financial condition of the Company.

                  4.7 NO MATERIAL ADVERSE CHANGE. Except as set forth in the Schedule of Exceptions, since December 31, 1998, there has been no material adverse change in the financial condition, operating results, assets, operations, business prospects, or employee, governmental, customer, provider or supplier relations of the Company.

                  4.8 ABSENCE OF CERTAIN DEVELOPMENTS.

                           (i) Except as expressly contemplated by this Agreement or as set forth in the attached Schedule of Exceptions, since December 31, 1998, the Company has not:

                                    (a) issued any notes, bonds or other debt
                  securities or any capital stock or other Equity Securities;

                                    (b) borrowed any amount or incurred or
                  become subject to any Indebtedness or other liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

                                    (c) discharged or satisfied any Lien or paid
                  any obligation or liability, other than current liabilities paid in the ordinary course of business;

                                    (d) declared or made any payment or
                  distribution of cash or other property to its shareholders with respect to its capital stock or other Equity Securities or purchased or redeemed any shares of its capital stock or other Equity Securities;

                                    (e) mortgaged or pledged any of its
                  properties or assets or subjected them to any Lien, except Permitted Liens;

                                    (f) sold, assigned or transferred any of its
                  tangible assets, except inventory or obsolete or replaced equipment disposed of in the ordinary course of business, or canceled any debts or claims;

                                    (g) sold, assigned or transferred any
                  Intellectual Property Rights, or disclosed any proprietary confidential information to any Person (other than the Purchasers or any representative thereof);

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

                                    (h) suffered any extraordinary losses or
                  waived any material rights of value, whether or not in the ordinary course of business or consistent with past practice;

                                    (i) made capital expenditures or commitments
                  therefor that aggregate in excess of $500,000;

                                    (j) made any loans or advances to,
                  guarantees for the benefit of, or any Investments in, any Persons in excess of $100,000 in the aggregate;

                                    (k) made any charitable contributions or
                  pledges in excess of $10,000 in the aggregate;

                                    (l) suffered any damage, destruction or
                  casualty loss exceeding in the aggregate $100,000 whether or not covered by insurance;

                                    (m) made any Investment in or taken steps to
                  incorporate any Person;

                                    (n) entered into any other material
                  transaction whether or not in the ordinary course of business; or

                                    (o) committed or agreed to do any of the
                  foregoing.

                           (ii) The Company has not at any time made any bribes, kickback payments or other illegal payments.

                  4.9 ASSETS. Except as set forth in the Schedule of Exceptions, the Company has good and marketable title to, or a valid leasehold interest in, the properties and tangible assets used in and material to its business, free and clear of all Liens, except for inventory and obsolete or replaced equipment disposed of in the ordinary course of business since the date of the Latest Balance Sheet and except for Liens disclosed in the Financial Statements included in the Schedule of Exceptions (including any notes thereto) or otherwise set forth in the Schedule of Exceptions and except for Permitted Liens. Except as described in the Schedule of Exceptions, the Company's buildings, equipment and other tangible assets used in and material to its business are in good operating condition in all material respects (ordinary wear and tear excepted) and are fit for use in the ordinary course of business. The Company owns, or has a valid leasehold interest in, all tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted.

                  4.10 TAX MATTERS. Except as set forth in the Schedule of
Exceptions:

                           (i) The Company, and each Affiliated Group have filed all Tax Returns which they are required to file under applicable laws and regulations; all such Tax Returns are complete and correct in all material respects and have been prepared in compliance with all applicable laws and regulations in all material respects; the Company and each Affiliated Group in all material respects have paid all Taxes due and owing by them (whether or not such Taxes are required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party; neither the Company nor any Affiliated Group has waived any statute of limitations with respect to any material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency; the accrual for Taxes on the Latest Balance Sheet would be adequate to pay all Tax liabilities of the Company if its current tax year were treated as ending on the date of the Latest Balance Sheet (excluding any amount recorded which is attributable solely to timing differences between book and Tax income); since the date of the Latest Balance Sheet, the Company has not incurred any liability for Taxes other than in the ordinary course of business; the assessment of any additional Taxes for periods for which Tax Returns have been filed by the Company and each Affiliated Group shall not exceed the recorded liability therefor on the Latest Balance Sheet (excluding any amount recorded which is attributable solely to timing differences between book and Tax income); no foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to the Company or any Affiliated Group, no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority and no written notice indicating an intent to open an audit or other review has been received by the Company from any foreign, federal, state or local taxing authority; and there are no material unresolved questions or claims concerning the Company's or any Affiliated Group Tax liability.

                           (ii) The Company has not made an election under IRC ss. 341(f). The Company is not liable for the Taxes of another Person in a material amount under (a) Treas. Reg. ss. 1.1502-6 (or comparable provisions of state, local or foreign law), (b) as a transferee or successor, (c) by contract or indemnity or (d) otherwise. The Company is not a party to any tax sharing agreement. The Company and each Affiliated Group have disclosed on their federal income Tax Returns any position taken for which substantial authority (within the meaning of IRC ss. 6662(d)(2)(B)(i)) did not exist at the time the return was filed. Except as set forth on the attached Schedule of Exceptions, the Company has not made any payments, is not obligated to make payments or is not a party to an agreement that could obligate it to make any payments that would not be deductible under IRC ss. 280G.

                           (iii) The Company is not a "United States real property holding corporation", as defined in IRC ss. 897 and in applicable regulations thereunder.

                   4.11 CONTRACTS AND COMMITMENTS.

                           (i) Except for this Agreement and the Ancillary Agreements or as set forth on the attached Schedule of Exceptions, the Company is not a party to or bound by any written or oral:

                                    (a) pension, profit sharing, stock option,
                  employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or any severance agreement, program, policy or arrangement;

                                    (b) contract for the employment of any
                  officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $50,000 or contract relating to loans to officers, directors or Affiliates;

                                    (c) contract under which the Company has
                  advanced or loaned any other Person amounts in the aggregate exceeding $50,000 or made any other Investment in any other Person;

                                    (d) agreement or indenture relating to
                  Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company;

                                    (e) guarantee of any obligation for an
                  amount individually or in the aggregate in excess of $50,000;

                                    (f) lease or agreement under which the
                  Company is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $100,000;

                                    (g) lease or agreement under which the
                  Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

                                    (h) contract or group of related contracts
                  with the same party or group of affiliated parties the performance of which involves consideration in excess of $100,000, provided that sales invoices are not required to be listed;

                                    (i) assignment, license, indemnification or
                  agreement with respect to any intangible property material to the operation of the Company's business (including, without limitation, any Intellectual Property Right);

                                    (j) agreement with any federal, state or
                  local government or subdivision, agency or authority thereof;

                                    (k) agreement under which it has granted any
                  Person any registration rights (including, without limitation, demand and piggyback registration rights);

                                    (l) sales, distribution or franchise
                  agreement, or other agreements material to the operation of the Company's business with a term of more than six months which is not terminable by the Company upon less than 90 days notice without penalty;

                                    (m) contract or agreement prohibiting it
                  from freely engaging in any business or competing anywhere in the world; or

                                    (n) any other agreement which is material to
                  its operations and business prospects or involves a consideration in excess of $100,000 annually.

                           (ii) All of the contracts, agreements and instruments set forth or required to be set forth on the Schedule of Exceptions are valid, binding and enforceable in accordance with their respective terms. The Company has performed all material obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any contract, agreement or instrument to which the Company is subject; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company under any contract, agreement or instrument to which the Company is subject; the Company has no present expectation or intention of not fully performing all such obligations; the Company has no knowledge of any breach or anticipated breach by the other parties to any contract, agreement, instrument or commitment to which it is a party; and the Company is not a party to any materially adverse contract or commitment.

                           (iii) Upon request, the Company will supply promptly to the Purchasers a true and correct copy of any of the written instruments, plans, contracts and agreements and an accurate description of any of the oral arrangements, contracts and agreements which are referred to on the Schedule of Exceptions, together with all amendments, waivers or other changes thereto; provided that neither a list of nor copies of individual option agreements under the Company's stock option plans will be required to be supplied to the Purchasers.

                   4.12 INTELLECTUAL PROPERTY RIGHTS.

                           (i) The attached Schedule of Exceptions contains a complete and accurate list of all (a) registered Intellectual Property Rights owned or used by the Company, (b) pending applications for registrations of Intellectual Property Rights filed by the Company, (c) material unregistered trade names and corporate names owned or used by the Company and (d) material unregistered trademarks, service marks, copyrights, mask works and computer software owned or used by the Company. The Schedule of Exceptions also contains a complete and accurate list of all licenses and other rights granted by the Company to any third party with respect to any Intellectual Property Rights and all licenses and other rights granted by any third party to the Company with respect to any Intellectual Property Rights, in each case identifying the subject Intellectual Property Rights. The Company owns all right, title and interest to, or has the right to use pursuant to a valid license, all Intellectual Property Rights necessary for the operation of the businesses of the Company as presently conducted and as presently proposed to be conducted, free and clear of all Liens. No loss or expiration of any Intellectual Property Right or related group of Intellectual Property Rights owned or used by the Company or any which would reasonably be expected to have a material adverse effect on the conduct of the Company's business is, to the best of the Company's knowledge, threatened, pending or reasonably foreseeable. The Company has taken all reasonably necessary actions to maintain and protect the Intellectual Property Rights which it owns. To the best of the Company's knowledge, the owners of any Intellectual Property Rights licensed to the Company have taken all reasonably necessary actions to maintain and protect the Intellectual Property Rights which are subject to such licenses.

                           (ii) Except as set forth in the Schedule of Exceptions, (a) the Company owns all right, title and interest in and to all of the Intellectual Property Rights listed on such schedule, free and clear of all Liens, (b) there have been no claims made against the Company asserting the invalidity, misuse or unenforceability of any of such Intellectual Property Rights, and, to the best of the Company's knowledge, there are no grounds for the same, (c) the Company has not received any notices of, or is aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to such Intellectual Property Rights (including, without limitation, any demand or request that the Company license any rights from a third party), (d) the conduct of the Company's business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons, nor would any future conduct as presently contemplated infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons, and (e) to the best of the Company's knowledge, the Intellectual Property Rights owned by or licensed to the Company has not been infringed or misappropriated by other Persons. The transactions contemplated by this Agreement shall not have a material adverse effect on the Company's right, title and interest in and to the Intellectual Property Rights listed on the Schedule of Exceptions.

                  4.13 LITIGATION, ETC. Except as set forth in the Schedule of Exceptions, there are no actions, suits, proceedings, orders, investigations or claims pending or, to the best of the Company's knowledge, threatened against or affecting the Company (or to the best of the Company's knowledge, pending or threatened against or affecting any of the officers, directors or employees of the Company with respect to its business or proposed business activities), or pending or threatened by the Company against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement); the Company is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the best of the Company's knowledge, any governmental investigations or inquiries (including, without limitation, inquiries as to the qualification to hold or receive any license or permit). The Company is not subject to any judgment, order or decree of any court or other governmental agency.

                  4.14 BROKERAGE. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company, except pursuant to an engagement letter with BT Alex. Brown dated October 28, 1998.

                  4.15 CONSENTS. Except as set forth in the Schedule of Exceptions, no permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority ("Governmental Authority") or any other Person is required in connection with the execution, delivery and performance by the Company of this Agreement or the other agreements contemplated hereby, or the consummation by the Company of any other transactions contemplated hereby or thereby.

                  4.16 INSURANCE. The Company is not in default with respect to its obligations under any insurance policy maintained by it, and the Company has not been denied insurance coverage. The insurance coverage of the Company is customary for corporations of similar size engaged in similar lines of business. The Company does not have any self-insurance or co-insurance programs.

                  4.17 EMPLOYEES. The Company is not aware that any executive or key employee of the Company or any group of employees of the Company has any plans to terminate employment with the Company. The Company has complied in all material respects with all laws relating to the employment of labor (including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes), and the Company is not aware that it has any material labor relations problems (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances). To the best of the Company's knowledge, none of the Company's employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company, except for agreements between the Company and its present and former employees.

                  4.18 ERISA. Except as set forth in the Schedule of
Exceptions:

                           (i) MULTIEMPLOYER PLANS. The Company does not have any obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) any "multiemployer plan" (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")).

                           (ii) RETIREE WELFARE PLANS. The Company does not maintain or have any obligation to contribute to (or any other liability with respect to) any plan or arrangement whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the IRC or as required under applicable state law).

                           (iii) DEFINED BENEFIT PLANS. The Company does not maintain, contribute to or have any liability under (or with respect to) any employee plan which is a tax-qualified "defined benefit plan" (as defined in Section 3(35) of ERISA), whether or not terminated.

                           (iv) DEFINED CONTRIBUTION PLANS. The Company does not maintain, contribute to or have any liability under (or with respect to) any employee plan which is a tax-qualified "defined contribution plan" (as defined in Section 3(34) of ERISA), whether or not terminated.

                           (v) OTHER PLANS. The Company does not maintain, contribute to or have any liability under (or with respect to) any plan or arrangement providing benefits to current or former employees, including any bonus plan, plan for deferred compensation, employee health or other welfare benefit plan or other arrangement, whether or not terminated.

                           (vi) THE COMPANY. For purposes of this Section 4.18, the term "Company" includes all organizations under common control with the Company pursuant to Section 4.14(b) or (c) of the IRC.

                  4.19 COMPLIANCE WITH LAWS. The Company has not violated any law or any governmental regulation or requirement which violation has had or would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets, operations or business prospects of the Company, and the Company has not received notice of any such violation.

                  4.20 ENVIRONMENTAL AND SAFETY MATTERS. Except as set forth in the Schedule of Exceptions:

                           (i)  The Company has obtained the Environmental
         Permits.

                           (ii) The Company is in material compliance with the terms and conditions of all such Environmental Permits and is in material compliance with all Environmental and Safety Laws.

                           (iii) With respect to the Company, no notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, and no penalty has been assessed or, to the Company's best knowledge, no investigation, notice, notification, demand, request for information, citation, summons or order is pending or threatened by any Person with respect to any alleged failure to obtain any material Environmental Permits or any material violation of any Environmental and Safety Laws, or with respect to the generation, treatment, storage, recycling, transportation, discharge or disposal, or any Release or threatened Release, of any Hazardous Materials (except in the ordinary course of business in material compliance with all Environmental and Safety
         Laws).

                           (iv) No property or facility now or previously owned or operated by the Company has been or is presently operated (during the period owned or used by the Company) in a manner which requires permitting as a hazardous waste treatment, storage or disposal facility for purposes of RCRA or any analogous state law.

                           (v) To the best of the Company's knowledge, none of the following is present at any property or facility now owned or operated by the Company (except to the extent such presence could not reasonably result in a material liability): (i) polychlorinated biphenyls contained in electrical or other equipment; (ii) asbestos-containing insulation or building material; or (iii) active or inactive underground storage tanks.

                           (vi) The Company has not transported or arranged for the transportation of any Hazardous Material to any location which is on the CERCLA National Priorities List (or proposed for such listing), the CERCLIS List or any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which could be expected to lead to claims against the Company under any Environmental and Safety Laws.

                           (vii) There has been no Release of Hazardous
         Materials into the environment at or from any property or facility now or, to the best knowledge of the Company, previously owned or operated by the Company so as to give rise to any material present or future liability or obligation under any Environmental and Safety Laws.

                           (viii) No Liens have arisen under or pursuant to any Environmental and Safety Laws on any property or facility now or previously owned or operated by the Company, and to the best knowledge of the Company, no governmental actions have been taken or are in process which could subject any such properties or facilities to such Liens, and the Company would not be required to place any notice or restriction relating to the presence of Hazardous Materials in any deed to such property or facility.

                           (ix) The Company has not, either expressly or by operation of law, assumed or undertaken any material liability or corrective or remedial obligation of any other Person relating to Environmental and Safety Laws.

                           (x) Without limiting the generality of the foregoing, there are no other facts, events or conditions relating to the past (during the period owned or used by the Company) or present operations, properties or facilities of the Company which could reasonably be expected to give rise to any material liability or investigatory, corrective or remedial obligation under any Environmental and Safety Laws.

                  4.21 AFFILIATED TRANSACTIONS. Except as set forth in the Schedule of Exceptions, no officer, director, stockholder or Affiliate of the Company or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or has any material interest in any material property used by the Company.

                  4.22 DISCLOSURE. Neither this Agreement nor any of the exhibits, schedules, attachments, written statements, documents, certificates or other items supplied to the Purchasers by or on behalf of the Company with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, under the circumstances in which they are made, not misleading. There is no fact which the Company has not disclosed to the Purchasers and of which any of its officers, directors or executive employees is aware and which has had or would reasonably be expected to have a material adverse effect upon the existing or expected financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the Company.

                  4.23 INVESTMENT COMPANY. The Company is not an "investment company" as defined under the Investment Company Act of 1940.

                  4.24 PROJECTIONS. All projections previously provided to the Purchasers by authorized representatives of the Company, including the projections of the consolidated income and cash flows of the Company for the fiscal years ending December 31, 1999, December 31, 2000, December 31, 2001, December 31, 2002 and December 31, 2003, were prepared in good faith and are based on underlying assumptions of the Company which provide a reasonable basis for the projections contained therein. Such projections have been prepared on the basis of the assumptions set forth therein, which the Company reasonably believes are fair and reasonable in light of the historical financial performance of the Company. The Company does not, however, make any guaranty that any such projections can be achieved.

                  4.25 SEC FILINGS. None of the Company's (1) annual report on Form 10-K, as amended, for the fiscal year ended December 31, 1997, (2) quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, and (3) proxy statement for the Company's annual meeting of shareholders held on April 21, 1998 (the "Company's SEC Documents") contained, at the time they were filed, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein in light of the circumstances under which they were made, not misleading. Except for certain filings required to be filed by persons subject and pursuant to Section 16 of the Securities Exchange Act, for the preceding 12 months the Company has timely filed all forms, reports and exhibits thereto required under the Securities Act and the Securities Exchange Act with the Securities and Exchange Commission.

         5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

         Each Purchaser, severally and not jointly and only with regard to itself, hereby represents and warrants to the Company as follows:

                  5.1 AUTHORITY OF PURCHASERS. Such Purchaser that is an entity
(a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; (b) has all requisite legal and corporate or partnership power (as applicable) to enter into this Agreement and the Ancillary Agreements, to purchase the Shares and to perform its obligations under the terms of this Agreement and the Ancillary Agreements; and (c) has taken or will have taken prior to the Closing Date all partnership or corporate action (as applicable) necessary for the purchase of the Shares and the performance of the Purchaser's obligations under this Agreement. This Agreement and the Ancillary Agreements when executed and delivered by the Purchaser will constitute valid and legally binding obligations of such Purchaser, enforceable in accordance with their terms, except as enforcement may be limited by applicable bankruptcy laws or other similar laws affecting creditors' rights generally, and except insofar as the availability of equitable remedies may be limited by applicable law from time to time.

                  5.2 INVESTMENT REPRESENTATIONS.

                           (a) The Shares purchased hereunder and the shares of Common Stock issuable upon conversion of the Shares (the "Securities") will be acquired for the Purchaser's own account, not as a nominee or agent, and not with a view to the distribution of any part thereof.

                           (b) The Purchaser understands that the purchase of the Securities represents a speculative investment, and is aware of and has investigated the Company's business, management and financial condition, and has had access to such other information about the Company as such Purchaser has deemed necessary or desirable to reach an informed and knowledgeable decision to acquire the Securities.

                           (c) The Purchaser understands that the Securities have not been registered under the Securities Act or under similar securities laws of any other jurisdiction by reason of reliance upon certain exemptions therefrom, and that the reliance of the Company on such exemptions is predicated upon, among other things, the bona fide nature of the Purchaser's investment intent as expressed herein.

                           (d) The Purchaser is experienced in evaluating and investing in securities of companies in stages of development similar to the Company. The Purchaser is knowledgeable in business and financial matters and is capable of evaluating the merits and risks of an investment in the Company. The Purchaser acknowledges that it has the ability to bear the economic risk of its investment pursuant to this Agreement. Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

                           (e) The Purchaser has not been organized or materially reorganized for the purpose of investing in the Securities.

                           (f) The Purchaser understands that the Securities being purchased hereunder are restricted securities within the meaning of Rule 144 under the Securities Act and that the Securities are not registered and must be held indefinitely unless they are subsequently registered or an exemption from such registration is available.

                           (g) The Purchaser represents and agrees that the sale of the Shares was not accomplished by the publication of any advertisement or by any general solicitation.

                  5.3 LEGENDS. Each certificate representing the Securities may be endorsed with the following legends (or substantial equivalents):

                           (a) Federal Legend. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND ARE "RESTRICTED SECURITIES" AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT OR (ii) IN COMPLIANCE WITH RULE 144, OR (iii) PURSUANT TO AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION, THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SUCH SALE, OFFER OR DISTRIBUTION.

                           (b) Other Legends Any other legends required by applicable state blue sky laws.

                  5.4 REMOVAL OF LEGEND AND TRANSFER RESTRICTIONS. Any legend endorsed on a certificate pursuant to subsection 4.3(a) and any stop transfer instructions with respect to such legended Securities shall be removed, and the Company shall issue a certificate without such legend to the holder of such Securities if such Securities are registered and sold under the Securities Act and a prospectus meeting the requirements of Section 10 of the Securities Act is available or if such holder proposes to sell such Securities in compliance with the requirements of Rule 144 and, where reasonably deemed necessary by the Company, provides the Company with an opinion of counsel for such holder of the Securities, reasonably satisfactory to the Company, to the effect that (i) such proposed sale meets the requirements of Rule 144 or (ii) a public sale, transfer or assignment of such Securities may be made without registration pursuant to Rule 144(k).

                  5.5 CONFIDENTIALITY. With respect to the information and other material furnished under or in connection with this Agreement or any Ancillary Agreement (whether furnished before, on or after the date hereof) which constitutes or contains non-public business, financial or other information of the Company ("Non-Public Information"), each Purchaser covenants that it will use due care to prevent its officers, directors, employees, counsel, accountants and other representatives from (x) disclosing any Non-Public Information to Persons other than Purchaser's authorized employees, counsel, accountants, financial advisors, shareholders, members, partners and limited partners, (y) using Non-Public Information in any manner that would constitute a violation of federal or state securities laws; PROVIDED, however, that the Purchaser may disclose or deliver any Non-Public Information if the Purchaser is advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order. The Company shall notify the Purchasers of any restricted trading periods under the Company's insider trading policy in effect from time to time. For purposes of this Section 5.5, "due care" means at least the same level of care that the Purchaser would use to protect the confidentiality of its own sensitive or proprietary information, and this obligation shall survive termination of this Agreement. A Purchaser shall not be prohibited from transferring its beneficial interest in the Shares and, after reasonable notice to the Company, disclosing any Non-Public Information to any Person who agrees to be bound by the provisions of this Section 5.5.

         6. PRE-CLOSING COVENANTS. From the date of this Agreement up to and including the Closing Date:

                  6.1 CONDUCT OF BUSINESS. The Company shall conduct its business and operations only in the ordinary course and in a manner that is consistent with past practice, including, without limitation: (a) performing all of its obligations under contracts, agreements and instruments by which it and its properties are bound; (b) using all reasonable efforts in maintaining (i) its business organization intact, (ii) all of its properties, equipment and other assets in good repair, working order and condition, (iii) its present workforce, including all officers of the Company, and (iv) its current relationships with its suppliers and customers; and (c) keeping in full force and effect the insurance currently maintained by it.

                  6.2 COOPERATION. The Company shall use its reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, including, without limitation, (a) obtaining all approvals and consents of, making all filings with and giving all notices to, all such Governmental Authorities and other persons as may be necessary or reasonably requested by the Purchasers in order to consummate the transactions contemplated by this Agreement, and all Contracts, other agreements or leases with respect to which the obtaining of an approval or consent is necessary or advisable, and (b) giving prompt notice to the Purchasers of any event, notice or other communication which causes or in the reasonable judgment of the Company could cause a material adverse effect on the Company, its assets, properties or business, as it is presently conducted or presently proposed to be conducted.

                  6.3 NO SOLICITATION OF TRANSACTION. The Company shall not, directly or indirectly, initiate, solicit or encourage any discussions or negotiations, or enter into any agreements, with any Person other than the Purchasers with respect to the sale of any of its capital stock or the sale of all or any material portion of its assets or the merger or consolidation of the Company with any other Person. The Company shall, promptly after receipt thereof by the Company, notify the Purchasers of any offer by any Person to make any such purchase, merger or consolidation or enter into any such agreement.

                  6.4 ACCESS TO THE COMPANY. The Company shall afford the Purchasers and their representatives reasonable access, upon reasonable prior notice and at such scheduled times and places during normal business hours as shall be reasonably approved by the Company (but without any interference with the business operations of the Company), to the books, records, properties and facilities of the Company.

                  6.5 NOTIFICATION OF BREACH OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Company shall promptly give written notice to the Purchasers upon becoming aware of the occurrence or impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of the Company contained or referred to in this Agreement and shall use its best efforts to prevent the same or remedy the same promptly.

                  6.6 CHANGES IN CAPITAL STOCK. At or after the date hereof and at or prior to the Closing Date, except as contemplated by this Agreement or with the prior written consent of the Purchasers, the Company shall not amend its charter documents or bylaws; make any change in its authorized, issued or outstanding capital stock or any other Equity Security; issue, sell, pledge, assign or otherwise encumber or dispose of, or purchase, redeem or otherwise acquire, any of its shares of capital stock or other Equity Securities or enter into any agreement, call or commitment of any character so to do; grant or issue any stock option relating to, right to acquire, or security convertible into, shares of its capital stock or other Equity Security; purchase, redeem, retire or otherwise acquire (other than in a fiduciary capacity) any shares of, or any security convertible into, its capital stock or other Equity Securities , or agree to do any of the foregoing.

                  6.7 LITIGATION DEVELOPMENTS. The Company agrees to promptly advise the Purchasers with respect to any and all material legal actions or other proceedings or investigations and to promptly advise the Purchasers with respect to any significant developments arising in connection with said actions, proceedings or investigations.

                  6.8 NO SHOPPING. Until the Closing or termination of this Agreement, the Company shall not, directly or indirectly, through any officer, director, stockholder, agent, affiliate, employee or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person, group or entity relating to any acquisition of the assets, business or capital stock of the Company, or other similar transaction or business combination involving the business of the Company; shall not participate in any negotiations or discussions regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person or entity to do or seek such acquisition or other transaction; and shall inform the Purchasers of any such inquiry.

         7. CONDITIONS TO CLOSING.

                  7.1 CONDITIONS TO PURCHASERS' OBLIGATIONS. The obligation of the Purchasers to purchase the Shares at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions:

                           (a) REPRESENTATIONS AND WARRANTIES CORRECT;
         PERFORMANCE OF OBLIGATIONS. The representations and warranties made by the Company in Section 4 shall be true and correct in all respects when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of said date; and the Company shall have performed all obligations and conditions herein required to be performed by them on or prior to the Closing Date.

                           (b) AUTHORIZATIONS. All authorizations, approvals or permits of any Governmental Authority that are required in connection with the lawful issuance and sale of the Shares, the conversion of the Shares into Common Stock and the issuance of such Common Stock upon conversion shall have been duly obtained and shall be effective on and as of the Closing Date, including, without limitation, the filing of Articles of Amendment in the form set forth in Exhibit D with the Secretary of State of the State of Oregon, as well as the qualification of the Shares under any applicable state securities laws.

                           (c) NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the financial condition, operating results, assets, operations, business prospects, or employee, customer, provider or supplier relationships of the Company since the date of this Agreement as determined in the discretion of Rosewood Capital III, L.P. and Farallon Capital Management LLC, acting together.

                           (d) OPINION OF COMPANY'S COUNSEL. The Purchasers shall have received from counsel to the Company, an opinion addressed to the Purchasers, dated the Closing Date, substantially in the form of Exhibit F attached hereto.

                           (e) INVESTOR RIGHTS AGREEMENT. The Company shall have entered into the Investor Rights Agreement, substantially in the form attached hereto as Exhibit E.

                           (f) CERTIFICATES. The Company shall have delivered to the Purchasers the certificates representing the Shares to be purchased by the Purchasers which shall be issued in each Purchaser's name.

                           (g) BOARD OF DIRECTORS. Kyle A. Anderson and Jason Fish shall have been appointed as members of the Company's Board of Directors as the director designees of the Series A Stock effective as of the Closing Date and the Company and Messrs. Anderson and Fish shall have entered into the Indemnification Agreement in the form attached hereto as Exhibit G. Rosewood Capital III, L.P. shall have received irrevocable proxies from Purchasers holding a number of shares of Series A Stock which together with the shares of Series A Stock held by it constitute 75% of such shares, to vote such shares for the election of the director designee of the Series A Stock.

                           (h) COMPLIANCE CERTIFICATE. The Company shall have delivered to the Purchasers a certificate, executed by the President of the Company, dated the Closing Date, certifying to the fulfillment of the conditions specified in subparagraphs (a), (b) and (c) of this
         Section 7.1.

                           (i) SUBSCRIPTIONS. The Company shall have received an aggregate gross proceeds of not less than Thirty Two Million Dollars ($32,000,000) for the purchase of the Shares.

                           (j) PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in form and substance to the Purchasers and its counsel.

                           (k) CONSENTS. The Company shall have received, or the Purchasers shall have been satisfied that the Company will receive, all consents of other parties to the issuance and sale of the Shares required by material mortgages, notes, leases, franchises, agreements, licenses and permits applicable to the Company, including but not limited to the Notes, in each case in form and substance reasonably satisfactory to the Purchasers, and no such consent or license or permit shall have been withdrawn or suspended.

                           (l) RENEWAL OF CREDIT FACILITY. On or prior to the Closing Date, the term of the Company's credit facility with Bank of America NT&SA with an aggregate maximum borrowing limit of at least $19.5 million shall be extended to a date at least one year from the Closing Date.

                           (m) WAIVERS OF EVENTS OF DEFAULT. The Company shall have received waivers of all events of default that exist as of the Closing Date and agreements to forebear from exercising any rights or remedies resulting from future events of defaults until December 31, 1999 (other than those arising from a failure to make an agreed payment) all in a form satisfactory to the Purchasers from (a) Bank of America NT & SA with respect to the Business Loan Agreement dated June 26, 1997, as amended, by and between the Company and Bank of America NT & SA; (b) Dresdner Kleinwort Benson Private Equity Partners LP with respect to the Note Purchase Agreement dated March 27, 1998, and the related Notes; and (c) Lease Agreements dated as of December 17, 1997 and May 28, 1998 by and between the Company and BA Leasing & Capital Corporation.

                           (n) RIGHTS AGREEMENT. The Company will have amended the Rights Agreement date as of April 25, 1996 between the Company and First Chicago Trust Company of New York, as amended, to include under the term "Exempt Person" under Section 1.1 of such Rights Agreement the Purchasers and their affiliates.

                  7.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The Company's obligation to sell and issue the Shares at the Closing is subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

                           (a) REPRESENTATIONS AND WARRANTIES CORRECT;
         PERFORMANCE OF OBLIGATIONS. The representations and warranties of the Purchasers in Section 5 hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of said date, subject to the changes contemplated by this Agreement and the Related Documents; and the Purchasers shall have performed all obligations and conditions herein required to be performed by them on or prior to the Closing Date.

                           (b) AUTHORIZATIONS. All authorizations, approvals or permits of any other Governmental Authority that are required in connection with the lawful issuance and sale of the Shares shall have been duly obtained and shall be effective on and as of the Closing Date.

                           (c) PAYMENT OF PURCHASE PRICE. The Purchasers shall have delivered the purchase price specified in Section 2.2 to the Company.

                           (d) INVESTOR RIGHTS AGREEMENT. The Purchasers shall have entered into the Investor Rights Agreement.

         8. TERMINATION.

                  8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                           (a) by the mutual written consent of the Company and a majority of the Purchasers;

                           (b) as to any Single Purchaser, by such Purchaser with the written consent of the Company and all of the other Purchasers;

                           (c) by either any Purchaser or the Company, upon prior written notice, if there shall have been a breach by the other party of any of the terms or provisions of this Agreement which shall not have been waived in writing by the non-breaching party and such breach cannot be cured by April 30, 1999; provided that the breach by any Purchaser, shall not give rise to the right of the Company to terminate this Agreement as to the other Purchasers;

                           (d) by either a majority of the Purchasers or the Company, upon written notice, if the Closing shall not have occurred on or before April 30, 1999 for any reason other than the failure or refusal of the party seeking to terminate to perform any of its obligations hereunder; or

                           (e) by either any of the Purchasers or the Company if any court having competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable.

                           (f) by any Purchaser if any Person, except for Paul
         F. Wenner, shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Securities Exchange Act and the regulations promulgated thereunder) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, twenty percent (20%) or more of the then outstanding shares of the Company's capital stock.

                  8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 8.1 hereof, such termination shall be the sole remedy, and, except with respect to Sections 5.5 (Confidentiality), 9.6 (Expenses), 9.9 (Finder's Fees) and 9.13 (Public Announcement) hereof, (a) this

Agreement shall forthwith become void, and (b) there shall be no liability on the part of the Company or any Purchaser; provided, however, that if such termination shall result from the breach by a party hereto of any of its obligations under this Agreement, such party shall be fully liable for any and all damages sustained or incurred by the other party hereto, its Affiliates or any of the representatives of any of them as a result of or arising from such breach and such other party shall be entitled to seek any remedies available to it at law or in equity. No Purchaser shall be liable for any damages resulting from the breach of any other Purchaser of its obligations hereunder.

         9. MISCELLANEOUS.

                  9.1 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of Oregon without application of principles of conflicts of law.

                  9.2 SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Purchasers and the closing of the transactions contemplated hereby.

                  9.3 SUCCESSORS AND ASSIGNS. Each Purchaser may assign its interest in this Agreement in connection with the transfer of its Shares as long as such Shares are Registrable Securities as provided under the Investor Rights Agreement. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

                  9.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the Ancillary Agreement to be delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Except as provided in Section 8 hereof, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and a majority of the Purchasers.

                  9.5 NOTICES. All notices, requests, demands and other communications required to or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been duly given when hand delivered to the other party; when received when sent by facsimile; PROVIDED, HOWEVER, that notices given by facsimile shall not be effective unless either a duplicate copy of such facsimile notice is promptly given by depositing same in a United States post office with first-class postage prepaid, or the receiving party delivers a written confirmation of receipt for such notice either by facsimile or any other method permitted under this paragraph; ADDITIONALLY, any notice given by facsimile shall be deemed received on the next business day if such notice is received after 5:00 p.m. (recipient's time) or on a non-business day; three (3) business days after the same has been deposited in a United States post office with first class or certified mail return receipt requested postage prepaid; or the next business day after same has been deposited with a national overnight delivery service, postage prepaid with next-business-day delivery guaranteed; PROVIDED that the sending party receives a confirmation of delivery from the delivery service provider. If notice is to be given to the Purchasers, such notice will be given, delivered or sent to the address appearing on EXHIBIT A, and if notice is to be given to the Company, such notice will be given to Gardenburger, Inc., 1411 S.W. Morrison, Suite 400, Portland, Oregon 97205, telephone number: (503) 205-1515, facsimile number: (503) 205-1650, Attention:
President.

         Each party shall make an ordinary, good faith effort to ensure that it will accept or receive notices that are given in accordance with this Section and that any person to be given notice actually receives such notice. A party may change or supplement its address for notice, or designate additional addresses, for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.

                  9.6 EXPENSES.

                           (a) Each party shall bear its own expenses incurred in connection with the transactions contemplated by the Agreement, except that at the Closing the Company will reimburse the Purchasers their reasonable and actual expenses and disbursements, including, without limitation, the legal fees of Rosewood Capital III, L.P. and Farallon Capital Management LLC, up to a maximum of Seventy-Five Thousand Dollars ($75,000).

                           (b) If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, at trial and on appeal, in addition to any other relief to which each party may be entitled.

                  9.7 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach or default of another party under this Agreement, shall impair any such right, power or remedy of such non-breaching party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement, or by law or otherwise afforded to any party, shall be cumulative and not alternative.

                  9.8 SEVERABILITY OF THIS AGREEMENT. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  9.9 FINDER'S FEES.

                           (a) The Company agrees to indemnify and to hold the Purchasers harmless against and from any liability for commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Company, or any of its employees or representatives, is responsible, including any owed to BT Alex. Brown ( the "BT Fee").

                           (b) The Purchasers hereby agree to indemnify and to hold the Company harmless against and from any liability for any commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Purchasers, or any of their employees or representatives, are responsible. The parties hereto acknowledge that the Purchasers bear no responsibility for the BT Fee.

                  9.10 TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

                  9.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                  9.12 GENDER. The use of the neuter gender herein shall be deemed to include the masculine and feminine gender, if the context so requires.

                  9.13 PUBLIC ANNOUNCEMENT. The Company shall not disclose any Purchaser's name or identity as an investor in the Company in any press release or other public announcement or in any document or material filed with any governmental entity, without the prior written consent of the Purchaser, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Company shall give written notice to the Purchaser describing in reasonable detail the proposed content of such disclosure and shall permit the Purchaser to review and comment upon the form and substance of such disclosure. Notwithstanding the foregoing, the Purchasers hereby acknowledge that, after the date hereof, the Company may attach this Agreement and any of the Ancillary Agreements as an exhibit to reports filed by the Company with the Securities and Exchange Commission.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth in the heading hereof.

                              "THE COMPANY"

                              GARDENBURGER, INC.


                              By   /s/ Richard C. Dietz
                                   --------------------------------------------
                                       Richard C. Dietz, Executive Vice
                                       President and Chief Financial Officer


                              "INVESTORS"

                              ROSEWOOD CAPITAL III, L.P.

                              By: Rosewood Capital Associates, LLC, General Partner


                                   By  /s/ Kyle A. Anderson
                                       ----------------------------------------
                                           Kyle A. Anderson, Principal


                              FARALLON CAPITAL PARTNERS, L.P.
                              FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P. FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P. FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P. TINICUM PARTNERS, L.P.
                              FARALLON CAPITAL (CP) INVESTORS, L.P.

                              By:    Farallon Partners, L.L.C.,
                                     its General Partner


                                     By: /s/ Jason M. Fish
                                         --------------------------------------
                                             Managing Member

Signature Page for Stock Purchase Agreement

                                FARALLON CAPITAL OFFSHORE INVESTORS, INC.
                                THE COMMON FUND

                                By: Farallon Capital Management, L.L.C., its Agent and Attorney-in-Fact


                                       By:   /s/ Jason M. Fish
                                             ----------------------------------
                                                 Managing Member


                                U.S. Development Capital Investment Company


                                By:  /s/ Ray Moss
                                     ------------------------------------------
                                         Ray Moss, Secretary


                                Gruber & McBaine Capital Management, L.L.C.


                                By:  /s/ J. Patrick McBaine
                                     ------------------------------------------
                                         Pat McBaine, Manager Member


                                BT Capital Investors, L.P.


                                By:  /s/ Edward F. Dardani
                                     ------------------------------------------
                                         Edward V. Dardani, Jr., Principal

                                     /s/ Arvin H. Kash
                                     ------------------------------------------
                                         Arvin H. Kash

                                     /s/ William D. Smithberg
                                     ------------------------------------------
                                         William D. Smithberg

Signature Page for Stock Purchase Agreement
(continued)

                                    EXHIBIT A

                             SCHEDULE OF PURCHASERS

       PURCHASER NAME,                   NO. OF SHARES           NO. OF SHARES
       ADDRESS, FAX NO.                OF SERIES A STOCK       OF SERIES B STOCK
------------------------------         -----------------       -----------------

Rosewood Capital III, L.P.                  850,000                   150,000
One Maritime Plaza, Suite 1330
San Francisco, CA  94111
(415) 362-1192

Farallon Capital Partners, L.P*             238,000                    42,000

Farallon Capital Institutional
Partners, L.P.*                             255,000                    45,000

Farallon Capital Institutional
Partners II, L.P.*                           42,500                     7,500

Farallon Capital Offshore Investors, Inc.*  212,500                    37,500

The Common Fund*                              8,500                     1,500

Farallon Capital (CP) Investors, L.P.*       25,500                     4,500

Farallon Capital Institutional
Partners III, L.P.*                          51,000                     9,000

Tinicum Partners, L.P.*                      17,000                     3,000

BT Capital Investors, L.P.                  552,500                    97,500
Attn:  Edward V. Dardani, Jr.
130 Liberty Street, Mailstop 2255
New York, NY 10006
Ph:  212-250-3402
Fax:  212-250-8375

U.S. Development Capital Investment Company 127,500                    22,500
Attn:  Ray Moss, Secretary
400 Northpark Town Center, Suite 310
1000 Abernathy Road, N.E.
Atlanta, GA  30328
Ph:  770-481-7200
Fax:  770-481-7210


------------------------------
* *c/o Farallon Capital Management LLC, One Maritime Plaza, Suite 1325, San Francisco, California 94111, Attn: Jason Fish and Susan Rubin, Facsimile: (415) 421-2133.

       PURCHASER NAME,                   NO. OF SHARES           NO. OF SHARES
       ADDRESS, FAX NO.                OF SERIES A STOCK       OF SERIES B STOCK
------------------------------         -----------------       -----------------

Gruber & McBaine Capital Management         340,000                    60,000
Attn:  J. Patterson McBaine, Member Manager
50 Osgood Place, Penthouse
San Francisco, CA  94133
Ph: 415-981-2101
Fax:  415-956-8769

Arvin H. Kash                                21,250                     3,750
77 West Wacker Drive, 47th Floor
Chicago, IL  60601
Ph:  312- 425-3600
Fax:  312-425-3601

William D. Smithberg                         21,250                     3,750
676 N. Michigan Avenue
Suite 3860
Chicago, IL  60611
Ph: 312- 867-5411
Fax: 312- 867-5415

Total                                     2,762,500                   487,500

                                    EXHIBIT B

                   TERMS OF SERIES A STOCK AND SERIES B STOCK

                                    EXHIBIT C

                             SCHEDULE OF EXCEPTIONS

                                    EXHIBIT D

                 RESTATED ARTICLES OF INCORPORATION, AS AMENDED,

                              OF GARDENBURGER, INC.

                              AS OF MARCH 29, 1999

                                    EXHIBIT E

                        FORM OF INVESTOR RIGHTS AGREEMENT

                                    EXHIBIT F

                      FORM OF OPINION OF COMPANY'S COUNSEL

                                    EXHIBIT G

                            INDEMNIFICATION AGREEMENT




















                                      G-1